EXHIBIT 10.2

Wits Basin Precious Minerals Inc.
Stock Option Agreement
(Non-Statutory)

This Stock Option Agreement is made and entered into as of the 19th day of February, 2007, between William B. Green (“Optionee”) and Wits Basin Precious Minerals Inc., a Minnesota corporation (the “Company”).

1. Grant of Option; Purchase Price. Subject to the terms and conditions herein set forth, and in consideration of Optionee’s agreement to serve as the Company’s President of Asia Operations, the Company hereby irrevocably grants to Optionee the right and option (the “Option”) to purchase all or any part of an aggregate of 2,500,000 shares of common stock, $.01 par value, of the Company (the “Shares”), at a price per Share of $0.43 (the “Exercise Price”), which is equal to the fair market value of the Company’s common stock on the date of grant, as determined by the Board of Directors in its discretion.

2. Exercise and Vesting of Option. The Option shall be exercisable only to the extent that all, or any portion thereof, has vested in the Optionee. Except as provided herein in paragraph 2, the Options shall vest in Optionee as follows (the date of each such event is hereinafter referred to singularly as a “Vesting Date” and collectively as “Vesting Dates”):

(a) The Option shall vest with respect to 1,000,000 shares at such time Executive relocates to Hong Kong and establishes a home office in Hong Kong on behalf of the Company;

(b) The Option shall vest with respect to an additional 500,000 shares on the earlier of (i) the first anniversary of the Effective Date, (ii) the achievement of a milestone, as determined by the Board of Directors, or (iii) the termination of Executive's employment with the company; and

(c) The Option shall vest with respect to the remaining 1,000,000 shares at the earlier of (i) such time the Company achieves certain performance criteria established by the Company’s Board of Directors, with such achievement determined by the Board of Directors, each in its sole discretion, and (ii) the third anniversary of the date hereof.

Notwithstanding the foregoing, in the event of an acquisition of the Company through the sale of substantially all of the Company’s assets and the consequent discontinuance of its business, or through a merger, consolidation, exchange, reorganization, reclassification or extraordinary dividend resulting in shareholders of the Company immediately prior to the effective time of such transaction holding, immediately afterwards, less than 50% of the outstanding voting power of the resulting entity, or through a divestiture or liquidation of the Company (collectively referred to as a “Change in Control”), all or any portion of the Option remaining unvested hereunder shall become immediately exercisable, whether or not such portion of the Option had become exercisable prior to the Change in Control; provided that, the Company’s consummation of a merger or other transaction with Easyknit Enterprises Holdings Limited and/or its affiliates shall not constitute a Change in Control under the terms of this Agreement. The Company’s Board of Directors may restrict the rights of or the applicability of this Section 2 to the extent necessary to comply with Section 16(b) of the Securities Exchange Act of 1934, the Internal Revenue Code or any other applicable law or regulation. This Option shall not limit in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge, exchange or consolidate or to dissolve, liquidate, sell or transfer all or any part of its business or assets.

3. Termination of Employment. In the event that the Optionee ceases to be employed by the Company, for any reason or no reason, with or without cause, prior to any Vesting Date, that part of the Option scheduled to vest on such Vesting Date, and all parts of the Option remaining unvested as of such Vesting Date, shall not vest and all of Optionee's rights to and under such non-vested parts of the Option shall terminate.

4. Term of Option. To the extent vested, and except as otherwise provided in this Agreement, the Option shall be exercisable for ten (10) years from the date hereof; provided, however, that in the event Optionee ceases to be employed by the Company, for any reason or no reason, with or without cause, Optionee or Optionee’s legal representative shall have ninety (90) days from the date of such termination of Optionee’s position as an employee to exercise any part of the Option vested pursuant to Section 2 of this Agreement. Upon the expiration of such ninety (90) day period, or, if earlier, upon the expiration date of the Option as set forth above, the Option shall terminate and become null and void.

5. Manner of Exercise. Subject to the terms and conditions of this Agreement, the Option may be exercised by written notice to the Company. Such notice shall state the election to exercise the Option and the number of Shares in respect of which it is being exercised, and shall be signed by the person or persons so exercising the Option. Such notice shall be accompanied by payment in cash of the full Exercise Price of such Shares, in which event the Company shall deliver a certificate or certificates representing such Shares as soon as practicable after the notice shall be received. Any such notice shall be deemed given when received by the Company pursuant to Section 10 hereof. All Shares that shall be purchased upon the exercise of the Option as provided herein shall be fully paid and non-assessable.

If at the time of exercise of all or any portion of the Option, the Company determines that under applicable law and regulations it could be liable for the withholding of any federal or state tax upon exercise or with respect to a disposition of any Shares acquired upon exercise of the Option, the Company may withhold any portion of the Shares necessary, in its discretion, to satisfy the payment obligations.

6. Adjustment. In the event of any recapitalization, stock dividend, stock split, combination of shares or other such change in the Company’s common stock, the number of Shares subject to this Option shall be adjusted in proportion to the change in outstanding shares of common stock. In the event of any such adjustments, the Exercise Price of the Option and the shares of common stock issuable pursuant to the Option shall be adjusted as and to the extent appropriate, in the discretion of the Board of Directors, to provide Optionee the same relative rights before and after such adjustment.

7. Change of Control. In the event of a Change of Control (as defined in Section 2 hereof), the Board of Directors shall be authorized, in its sole discretion, to take any and all action it deems equitable under the circumstances, including but not limited to any one or more of the following:

(a) providing that the Option shall terminate and Option shall receive, in lieu of any Shares he would have been entitled to receive under the Option, such stock, securities or assets, including cash, as would have been paid to Optionee had he exercised the Option immediately prior to such Change of Control (with appropriate adjustment for the Exercise Price, if any);

(b) providing that Optionee shall receive, with respect to each Share issuable pursuant to any or all vested portions of this Option as of the effective date of any such Change of Control, at the determination of the Board of Directors, cash, securities or other property, or any combination thereof, in an amount equal to the excess, if any, of the fair market value of such Shares, as determined in the discretion of the Board of Directors, on a date within ten days prior to the effective date of such Change of Control over the Exercise Price or other amount owed by Optionee, if any, and that such Option shall be cancelled, including the cancellation without consideration of all options that have an Exercise Price below the per share value of the consideration received by the Company in the Change of Control transaction; or

(c) providing that all or any unvested portion of this Option, as of the effective date of such Change in Control transaction, shall be void and deemed terminated, or, in the alternative, for the acceleration or waiver of any vesting provision of the Option.

The Company’s Board of Directors may restrict the rights of or the applicability of this Section 7 to the extent necessary to comply with Section 16(b) of the Securities Exchange Act of 1934, the Internal Revenue Code or any other applicable law or regulation.

8. Rights of Option Holder. Optionee, as holder of the Option, shall not have any of the rights of a shareholder with respect to the Shares covered by the Option except to the extent that one or more certificates for such Shares shall be delivered to him or her upon the due exercise of all or any part of the Option.

9. Transferability. No part of the Option may be transferred, pledged or assigned by Optionee (except, in the event of Optionee’s death, by will or the laws of descent and distribution), or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act, or the rules thereunder, and the Company shall not be required to recognize any attempted assignment of such rights by Optionee. Notwithstanding the preceding sentence, the Option (or any portion thereof) may be transferred by Optionee to Optionee’s spouse, children, grandchildren or parents (collectively, the “Family Members”), to trusts for the benefit of Family Members, to partnerships or limited liability companies in which Family Members are the only partners or shareholders, or to entities exempt from federal income taxation pursuant to Code Section 501(c)(3). During Optionee’s lifetime, the Option may be exercised only by him, by his guardian or legal representative or by the transferees as permitted by the preceding sentence.

10. Securities Law Matters. Optionee acknowledges that the Shares to be received by Optionee upon exercise of the Option may have not been registered under the Securities Act of 1933 or the Blue Sky laws of any state (collectively, the “Securities Acts”). If such Shares have not been so registered, Optionee acknowledges and understands that the Company is under no obligation to register, under the Securities Acts, the Shares received by Optionee or to assist Optionee in complying with any exemption from such registration if Optionee should at a later date wish to dispose of the Shares. Optionee acknowledges that if not then registered under the Securities Acts, the Shares shall bear a legend restricting the transferability thereof, such legend to be substantially in the following form:

“The shares represented by this certificate have not been registered or qualified under federal or state securities laws. The shares may not be offered for sale, sold, pledged or otherwise disposed of unless so registered or qualified, unless an exemption exists or unless such disposition is not subject to the federal or state securities laws, and the Company may require that the availability or any exemption or the inapplicability of such securities laws be established by an opinion of counsel, which opinion of counsel shall be reasonably satisfactory to the Company.”

11. Optionee Representations. Optionee hereby represents and warrants that Optionee has reviewed with Optionee’s own tax advisors the federal, state, and local tax consequences of the transactions contemplated by this Agreement. Optionee is relying solely on such advisors and not on any statements or representation of the Company or any of its agents. Optionee understands that Optionee will be solely responsible for any tax liability that may result to Optionee as a result of the transactions contemplated by this Agreement. The Option, if exercised, will be exercised for investment and not with a view to the sale or distribution of the Shares to be received upon exercise thereof.

12. Breach of Agreements. In the event that Optionee materially breaches the terms of any confidentiality, noncompete agreement or other agreement entered into with the Company or any affiliate thereof, whether such breach occurs before or after termination of Optionee’s employment with the Company, the Board of Directors in its discretion may immediately terminate all rights of Optionee under this Option without notice of any kind.

13. Notices. All notices and other communications provided in this Agreement will be in writing and will be deemed to have been duly given when received by the party to whom it is directed at the following addresses:

If to the Company: Wits Basin Precious Minerals Inc. 900 IDS Center, 80 South Eighth Street Minneapolis, MN 55402-8773 Attn: Chief Executive Officer	If to Optionee: William B. Green 4424 Carver Woods, Suite 102 Cincinnati, OH 45242

14. General.

(a) The Company shall at all times during the term of the Option reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of this Option Agreement.

(b) Nothing herein expressed or implied is intended or shall be construed as conferring upon or giving to any person, firm, or corporation other than the parties hereto, any rights or benefits under or by reason of this Agreement.

(c) Each party hereto agrees to execute such further documents as may be necessary or desirable to effect the purposes of this Agreement.

(d) This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.

(e) This Agreement, in its interpretation and effect, shall be governed by the laws of the State of Minnesota applicable to contracts executed and to be performed therein.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

OPTIONEE:	WITS BASIN PRECIOUS MINERALS INC.

/s/ William B Green	By:	/s/ Stephen D King
Name: William B. Green		By: Its: CEO